Exhibit 10.27
Vail Resorts, Inc. Executive Perquisite Fund Program

Executive Perquisite Fund (EPF):  Each EC member will be provided an annual allowance for use at the Company’s resorts, with a value corresponding to their salary grade at the beginning of each fiscal year (unless the executive is promoted/demoted to a new level prior to November 1 of any given year, in which case the value associated with the new level will apply).  No amounts may be carried over into a subsequent year and any unused amounts will expire at the end of the fiscal year.  The amounts by grade are as follows:

Level	Annual Allowance
35	$30,000
34	$20,000
33	$15,000
32	$10,000

These allowances are to be used to enjoy the Company’s resorts and associated services by the executive and/or their designee.  The executive will draw against the account, being charged a rate that corresponds to the rate that a guest would pay at that location for that time of the year.   The executive will incur income tax upon the actual portion of the fund they use, and this program will be treated as regular compensation for purposes of taxation, reporting, and so forth.

The allowance may be applied to all reasonable costs related to utilizing Company products and services (including but not limited to accommodation(s), meals in Company restaurants, ski passes, ski school, ski rentals or demos, golf lessons, greens fees, spa services, excursions, etc).  Use of managed properties and condos will be subject to the agreements governing those properties.

Each Executive will be granted an internal account number, which will be used to make reservations in ski school and lodging and can be used for mountain money for other charges.  Personal Credit Cards can be used for non-lodging expenses, but need to be submitted on a separate T&E for reimbursement.

Other Parameters
•	Restricted from the programs are: Goods and services not offered by Company’s resorts, retail “hard good” items, some managed condos (unless otherwise noted).
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Certain properties or certain time periods may be excluded from the programs due to size or other considerations at any time, and without limitation, by the CEO, and such exceptions will be communicated annually as part of the program reminder to executives or as soon as such decision is made.

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The Executive may not use this program to secure products or services from the Company for resale to any third parties- though such products or services may be “given away” without consideration to the designees of the Executives.

•	This program in no way restricts Executives from using the all-employee lodging program under the terms and conditions that apply to all employees.
•	All expenses under this program will be reviewed, processed, retained, and tracked by a central administrative activity to prevent abuse and to ensure compliance with tax requirements.
•	Executives must be active employees in good standing to participate in the program.
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Abuse or misuse of this program will result in disciplinary action for an Executive, up to and including termination. Executives should remember the intent of the program(s), their leadership role in the Company, the fact that they are in the public eye, and make decisions accordingly.

•	Upon separation from the Company for any reason, there will be no rights or entitlement of the Executive to any further benefit from the EPF.